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                                                                     EXHIBIT 11



                       HYBRIDON, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE COMPANY)


            COMPUTATION OF PRO FORMA NET LOSS PER COMMON SHARE (1)


                                                  YEAR ENDED DECEMBER 31,
                                                   1996           1995

NET LOSS                                       $(46,852,600)  $(34,546,676)
                                               ============   ============

EQUIVALENT SHARES:
  Weighted average common stock
    outstanding during the period                22,877,775      1,821,295
  Conversion of preferred stock                   1,339,295     13,850,221
  Dilutive effect of common equivalent
    shares issued subsequent to October 31,
    1994 (2)                                         43,632        523,584
                                               ------------   ------------

                                                 24,260,702     16,195,100
                                               ============   ============

PRO FORMA NET LOSS PER COMMON SHARE                  $(1.93)        $(2.13)
                                                     ======         ======

(1) Primary and fully diluted net loss per share has not been separately presented, as the amounts would not be meaningful.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock options issued at prices below the initial public offering price per share (cheap stock) during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement of its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common and common stock equivalents was computed in accordance with the treasury stock method.
